JNL/AQR MANAGED FUTURES STRATEGY FUND LTD.

                         INVESTMENT ADVISORY AGREEMENT

     This Agreement is effective this 10th day of June, 2011, by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser ("Adviser"), and JNL/AQR Managed Futures Strategy Fund Ltd., an exempt company organized under the Companies law of the Cayman Islands (the "Company"), and a wholly-owned subsidiary of JNL/AQR Managed Futures Strategy Fund (the "Fund") a series of the JNL Series Trust (the "Trust"), an open-end management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act");

     WHEREAS,  Adviser  is  the  investment  manager  for  the  Fund;

     WHEREAS, AQR Capital Management, LLC ("Sub-Adviser") is the Sub-Adviser for the Fund;

     WHEREAS, the Adviser represents that it has entered into an Investment Advisory and Management Agreement ("Management Agreement") dated as of January 31, 2001, with the Trust and amended the Management Agreement on August 29, 2011, to add the Fund;

     WHEREAS,  the  Company  is  a  wholly  owned  subsidiary  of  the  Fund;

     WHEREAS, the Adviser and Sub-Adviser are contemporaneously entering into a sub-advisory agreement with respect to sub-advisory services to the Company ("Company Sub-Advisory Agreement");

     WHEREAS, Company desires to retain Adviser to perform investment advisory services to the Company.

     NOW THEREFORE, in consideration of the mutual covenants contained, the parties hereto agree as follows:

     1.  Appointment

     The Company hereby appoints the Adviser to provide certain investment advisory services to the Company for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

     2.  Duties

     Subject always to the supervision of the Board of Directors of the Company (the "Board"), the Adviser will itself or through a sub-adviser, as Adviser's agent, manage the affairs of the Company including, but not limited to, continuously providing the Company with investment advice and business management, including investment research, advice and supervision, determining which securities shall be purchased or sold by the Company, effecting purchases and sales of securities on behalf of the Company(and determining how voting and other rights with respect to securities owned by the Company shall be exercised). In the performance of its duties, Adviser will monitor the Company's investments, and will comply with the provisions of the Company's Memorandum of Association and Articles of Association, and all amendments thereto or restatements thereof (such Memorandum and Articles as presently in effect and as it shall from time to time be amended or restated, is herein called the "Memorandum of Association,") and make investment decisions in conformity with the stated investment objectives, policies and restrictions of the Company, which may be amended from time to time. In performing such duties, the Adviser shall (i) provide such office space, bookkeeping, accounting, clerical, secretarial, and administrative services (exclusive of, and in addition to, any such service provided by any others retained by the Company) and such executive and other personnel as shall be necessary for the operations of the Company,
(ii) be responsible for the financial and accounting records required to be maintained by the Company (including those maintained by the Trust's custodian), and (iii) oversee the performance of services provided to the Company by others, including the custodian, transfer agent, shareholder servicing agent and sub-adviser, if any. The Trust acknowledges that the Adviser also acts as the investment adviser of other investment companies.

     The Adviser may delegate certain of its duties under this Agreement with respect to the Company to a sub-adviser or sub-advisers, subject to the approval of the Board, by entering into sub-advisory agreements (the "Sub-Advisory Agreements") with one or more sub-advisers. The Adviser is solely responsible for payment of any fees or other charges arising from such delegation and the Trust shall have no liability therefor. Consistent with the provisions of the Act and any applicable exemption thereto, the Trust may enter into Sub-Advisory Agreements or amend Sub-Advisory Agreements for the Fund without the approval of the Directors of the Company.

     The  Adviser  further  agrees  that  it:

     a)	Will  use  the same skill and care in providing such services as it uses in providing services to its other client mandates for which it has investment responsibilities;

     b)	Act  in  strict  conformity  to  Cayman  Islands  law, the 1940 Act, the
Investment  Advisers  Act  of  1940,  as  amended  (the "Advisers Act"), and the
Securities Exchange Act of 1934, as amended (the "1934 Act") and will comply with all applicable Rules and Regulations of the SEC in all material respects and in addition will conduct its activities under this Agreement in accordance with any applicable regulations of any governmental authority pertaining to its investment advisory activities, including but not limited to compliance with Rule 206(4)-7 under the Advisers Act, as amended;

     c)	Exercise  voting rights in respect of Company's portfolio securities and other  investments;

     d)	Will  report  regularly  to  the  Board, and periodically to the Trust's
Board of Trustees (the "Board of Trustees"), as reasonably agreed between the Adviser and Board and/or the Board of Trustees and will make appropriate persons available for the purpose of reviewing with representatives of the Board, and/or the Board of Trustees at reasonable times agreed to, including, without limitation, review of the general investment strategies of the Company, the performance of the Company in relation to the specified benchmarks and will provide various other reports from time to time as reasonably requested by Board;

     e)	Will  prepare  and  maintain  such books and records with respect to the
Company's securities transactions in accordance with applicable law, and will furnish the Board such periodic and special reports as may be reasonably requested;

     f)	Will  act  upon reasonable instructions from Company representatives not inconsistent  with  the  fiduciary  duties  and investment objectives hereunder;

     g)	Will  treat confidentially and as proprietary information of Company all such records and other information relative to the Company maintained by the Adviser, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where the Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by Company, provided, however, that notwithstanding the foregoing, Adviser may disclose such information as required by applicable law, regulation or upon request by a regulator or auditor of Sub-Adviser;

     h)	Will  vote  proxies  received  in connection with securities held by the
Company  consistent  with  its  fiduciary  duties  hereunder;  and

     i)	Will  provide  investment  research  and  evaluation  of  the  Company's investments and provide statistical information the Board may reasonably request with regard to existing or potential securities holdings.

     3.  Custody  of  Assets

     Adviser shall at no time have the right to physically possess the assets of the Company or have the assets registered in its own name or the name of its nominee, nor shall Adviser in any manner acquire or become possessed of any income, whether in kind or cash, or proceeds, whether in kind or cash, distributable by reason of selling, holding or controlling such assets of the Company. In accordance with the preceding sentence, Adviser shall have no responsibility with respect to the collection of income, physical acquisition or the safekeeping of the assets of the Company. All such duties of collection, physical acquisition and safekeeping shall be the sole obligation of the custodian.

     4.  Brokerage

     The Adviser is responsible for decisions to buy and sell securities for the Company, broker-dealer selection, and negotiation of brokerage commission rates. Adviser shall have the express authority to negotiate, open, continue and terminate brokerage accounts and other brokerage arrangements with respect to all portfolio transactions entered into by Adviser on behalf of the Company. Adviser will provide copies of brokerage agreements entered into by the Company to the Adviser, if applicable. It is the Adviser's general policy in selecting a broker to effect a particular transaction to seek to obtain "best execution", which means prompt and efficient execution of the transaction at the best obtainable price with payment of commissions which are reasonable in relation to the value of the brokerage services provided by the broker.

     Consistent with this policy, the Adviser, in selecting broker-dealers and negotiating commission rates, will take all relevant factors into consideration, including, but not limited to: the best price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; the broker's execution capabilities and any research provided by the broker that aids the Adviser's investment decision-making process; and the value of the expected contribution of the broker-dealer to the investment performance of the Company on a continuing basis. Subject to such policies and procedures and other written instructions as the Adviser or the Board may adopt, the Adviser shall have discretion to effect investment transactions through broker-dealers (including, to the extent permissible under applicable law, broker-dealer affiliates) who provide brokerage and/or research services, as such services are defined in section 28(e) of the 1934 Act, and to cause the Company to pay any such broker-dealers an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker-dealer, viewed in terms of either that particular investment transaction or the Adviser's overall responsibilities with respect to the Company and other accounts to which the Adviser exercises investment discretion (as such term is defined in section 3(a)(35) of the 1934 Act. Allocation of orders placed by the Adviser on behalf of the Company to such broker-dealers shall be in such amounts and proportions as the Adviser shall determine in good faith in conformity with its responsibilities under applicable laws, rules and regulations. The Adviser will submit reports on brokerage placements to the Adviser as reasonably requested by the Adviser, in such form as may be mutually agreed to by the parties hereto, indicating the broker-dealers to whom such allocations have been made and the basis therefore.

     5.  Expenses

     The Adviser shall bear all expenses incurred by it in connection with the performance of its services under this Agreement. The Company will bear the costs of other expenses to be incurred in its operations, as provided for in the Administration Agreement between Jackson National Asset Management, LLC, as Administrator.

     6.  Compensation

     As compensation for services performed and the facilities and personnel provided by the Adviser under this Agreement, and as provided pursuant to and subject to the terms of the Management Agreement, the Trust will pay to the Adviser a single unified fee, accrued daily and payable monthly on the average daily net assets in the Fund, in accordance with Schedule B of the Management Agreement. Thus, no separate compensation shall be payable under this Agreement.

     7.  Services  to  Others

     Adviser has advised the Board, that Adviser now acts, or may in the future act, as an investment adviser or sub-investment adviser to other investment companies or accounts. The Company has no objection to Adviser acting in such capacities, provided that whenever the Company and one or more other investment advisory clients of Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in a manner believed by Adviser to be equitable to each. Adviser may group orders for the Company with orders for other funds and accounts to obtain the efficiencies that may be available on larger transactions when it determines that investment decisions are appropriate for each participating account. Adviser cannot assure that such policy will not adversely affect the price paid or received by the Company. Adviser recognizes, and has advised the Board, that in some cases this procedure may adversely affect the size and the opportunities of the position that the Company may obtain in a particular security. In addition, Adviser understands, and has advised the Board, that the persons employed by Adviser to assist in Adviser's duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement will be deemed to limit or restrict the right of Adviser or any of its affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

     8.  Duration  and  Termination

     This Agreement will become effective as to the Company upon execution or, if later, the date that initial capital for the Company is first provided to it, and unless sooner terminated as provided herein, will continue in effect for two years from the date of its execution. Thereafter, if not terminated, this Agreement shall continue in effect for successive periods of 12 months, provided that such continuation is specifically approved at least annually by the Board. Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, on sixty (60) days' written notice by the Adviser. This Agreement will immediately terminate in the event of its assignment. Sections 9 and 10 herein shall survive the termination of this Agreement.

     9.  Liability  and  Indemnification

     In the absence of willful misfeasance, bad faith, or gross negligence ("disabling conduct") hereunder on the part of the Adviser (and its officers, directors, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the other party), Adviser shall not be subject to liability to the Company or to any shareholder of the Company for any act or omission in the course of, or connected with, rendering services hereunder including, without limitation, any error of judgment or mistake of law or for any loss suffered by any of them in connection with the matters to which this Agreement relates. Except for such disabling conduct or liability incurred under
Section 36(b) of the Act, the Company shall indemnify Adviser (and its officers, directors, agents, employees, controlling persons, shareholders and any other person or entity affiliated with Adviser) from any liability arising from Adviser's conduct under this Agreement.

     Adviser and the Company agree to indemnify the other party (and its officers, managing Board members, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the other party) against any claim, damages, loss or liability (including reasonable attorneys' fees) arising out of any third party claims brought against an indemnified party that are found to constitute disabling conduct on the part of the indemnifying party.

     10.  Confidential  Treatment

     It is understood that any information or recommendation supplied by, or produced by, Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Adviser and the Company. Furthermore, except as required by law, in performance of the Adviser's services, [SF]or as agreed to by the Company, Adviser will not disclose any list of securities held by the Company.

     11.  Entire  Agreement;  Amendment  of  this  Agreement

     This Agreement constitutes the entire agreement between the parties with respect to the Company. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

     12.  Notice

     Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as designated herein.

     a)	To  Adviser:
     Jackson  National  Life  Insurance  Company
     1  Corporate  Way
     Lansing,  MI  48951
     Attn:  Legal  Department  -  Contracts  Administrator

     b)	To  Company:
     JNL/AQR  Managed  Futures  Strategy  Fund  Ltd.
     Attn:  Mark  D.  Nerud
     Jackson  National  Asset  Management,  LLC
     225  West  Wacker  Drive,  Suite  1200
     Chicago,  IL  60606

     13.  Miscellaneous

     The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will be binding upon and shall inure to the benefit of the parties hereto.

     14.  Applicable  Law

     This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Illinois.

     15.  Counterpart  Signatures

     This Agreement may be executed in several counterparts, including via facsimile, each of which shall be deemed an original for all purposes, including judicial proof of the terms hereof, and all of which together shall constitute and be deemed one and the same agreement.

     IN WITNESS WHEREOF, the Company, the Fund, the Trust and the Adviser have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

JNL/AQR Managed Futures Strategy Fund Ltd.

By:	/s/ Daniel W. Koors
	Daniel W. Koors
	Title:	Director, Vice President, Chief Financial Officer, and Treasurer
Attest: /s/ Kelly L. Crosser

Jackson National Asset Management, LLC

By:	/s/ Mark D. Nerud
	Mark D. Nerud
	Title:	President and Chief Executive Officer
Attest: /s/ Kelly L. Crosser